Subsidiaries of the Registrant

Name of Entity	Formation Date	Jurisdiction of Incorporation	Holder of Stock
Nemus	July 17, 2012	California, USA	Skye Bioscience, Inc.
Skye Bioscience Pty Ltd.	August 9, 2019	Australia	Skye Bioscience, Inc.
Emerald Health Therapeutics, Inc.	July 31, 2007	British Columbia, Canada	Skye Bioscience, Inc.
Avalite Sciences, Inc.	March 3, 2005	British Columbia, Canada	Emerald Health Therapeutics, Inc.
Verdelite Sciences, Inc.	August 19, 2013	Quebec, Canada	Emerald Health Therapeutics, Inc.